Exhibit 10.21(A)
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement (this “Amendment”) is dated as of February 24, 2023, and amends the Employment Agreement, dated as of March 15, 2021, between Accel Entertainment, Inc., a Delaware corporation (the “Company”), and Mark Phelan (“Employee” and, together with the Company, the “Parties” and each, a “Party”).
WHEREAS, the Parties have entered into the Employment Agreement dated as of March 15, 2021 (the “Existing Agreement”).
WHEREAS, the Parties desire to further amend the Existing Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.
2.Annual Salary. Effective as of January 1, 2022, Employee’s annual base salary was increased to $400,000 per annum.
3.Annual Bonus. Section 3.2 of the Existing Agreement is hereby removed in its entirety and replaced with the following:
“Employee will be eligible to receive an annual performance bonus with a target amount of fifty percent (50%) of Employee’s annual base salary (the “Annual Bonus”). Annual Bonus payments will be determined in the discretion of the Board or the compensation committee thereof and will be subject to achievement of any applicable performance milestones or other terms and conditions determined by the Board or the compensation committee thereof. The Annual Bonus will be payable as soon as practicable following the end of the calendar year to which the bonus relates, subject to Employee’s continued employment on the payment date.”
4.Long-Term Incentive Compensation. Section 3.3 of the Existing Agreement is hereby removed in its entirety and replaced with the following:
“Employee will be eligible to receive additional grants of equity-based incentive compensation awards on an annual basis in accordance with the Company’s annual grants to similarly situated employees, if any, with a target grant date value of 100% of Employee’s annual base salary. Such grants, if any, will be made in the Board’s sole discretion.”
5.Bulldog Gaming Long Term Incentive Plan; Title. Exhibit A to the Existing Agreement is hereby removed in its entirety. Employee hereby acknowledges that no amounts have become payable to Employee pursuant to the Bulldog Gaming Long-Term Incentive Plan and such plan is hereby terminated in accordance with Section 7(a) thereof. As of the Amendment Effective Date (as defined below), the Employee will no longer serve as the General Manager of Bulldog Gaming LLC, and will continue to serve solely as the Company’s Chief Revenue Officer.
6.Term. The term of Employee’s employment under the Existing Agreement (as amended hereby) shall commence as of the Agreement Effective Date and shall end on the third anniversary of the Agreement Effective Date; provided that such term shall earlier terminate upon a termination of Employee’s employment as set forth in Section 4.1 of the Existing Agreement. Employee acknowledges and agrees that there is no assurance that the Existing Agreement (as amended hereby) will be renewed or

Exhibit 10.21(A)
extended beyond the third anniversary of the Agreement Effective Date, and neither Employee nor the Company has any obligation to renew or extend the Existing Agreement (as amended hereby) or any right to require any such renewal or extension, and a failure to renew or extend the Existing Agreement (as amended hereby) shall not entitle Employee or the Company to any additional compensation.
7.Covered Termination. Section 5(a) of the Existing Agreement is hereby removed in its entirety and replaced with the following:
“(a) Cash Severance. Employee will be entitled to receive an amount equal to the sum of (i) the aggregate base salary and (ii) the Annual Bonus payments, if any, received by Employee during the 12-month period ending on the date of the Covered Termination, payable over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence in the first payroll period immediately following the date the Release (as defined below) becomes effective and non-revocable (so long as such Release becomes effective on or before the 60th day following the date of such Covered Termination).”
8.Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Agreement Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Agreement Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.
9.Miscellaneous.
a.This Amendment is governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws provisions of such State.
b.This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
c.The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.
d.This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.
e.This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Exhibit 10.21(A)
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
ACCEL ENTERTAINMENT, INC.
By: /s/ Derek Harmer___________________
Name: Derek Harmer
Title: General Counsel and Chief Compliance Officer
ACCEPTED AND AGREED:
/s/Mark Phelan____________
Mark Phelan